Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tengasco, Inc. of our report dated March 30, 2017, relating to the consolidated financial statements of Tengasco, Inc., appearing in the Annual Report on Form 10-K of Tengasco, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP

September 20, 2018
Denver, Colorado